Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Majesco Entertainment Company and Subsidiary (the “Company”) on Forms S-8 (No. 333-136260, No. 333-168008 No. 333-200841, No. 333-181912) and Forms S-3 (333-195917; 333-122519; 333-115822; 333-121640; 333-135463; 333-146253) of our report dated January 29, 2015 on our audits of the consolidated financial statements as of October 31, 2014 and 2013 and for each of the years in the two-year period ended October 31, 2014, which report is included in this Annual Report on Form 10-K. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EISNERAMPER LLP

Iselin, New Jersey

January 29, 2015